Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statements (Form S-8 Nos. 333-34313, 333-33860, 333-56612, 333-88270, 333-108867, 333-120516, 333-132499, and 333-149484) of Ameristar Casinos, Inc. pertaining to the 2002 Non-Employee Directors’ Stock Election Plan, the Amended and Restated Management Stock Incentive Plan, the Amended and Restated 1999 Stock Incentive Plan, the Deferred Compensation Plan of Ameristar Casinos, Inc., and the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Registration Statement (Form S-4) and related Prospectus of Ameristar Casinos, Inc. for the registration of $650,000,000 of 9 1/4% Senior Notes due 2014 and to the incorporation by reference therein of our reports dated March 16, 2009, with respect to the consolidated financial statements of Ameristar Casinos, Inc., and the effectiveness of internal control over financial reporting of Ameristar Casinos, Inc., included in this Annual Report (Form 10-K/A) for the year ended December 31, 2008.
/s/ Ernst & Young LLP
Las Vegas, Nevada
January 7, 2010